SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) March 15, 2002



Commission       Registrant; State of Incorporation;          I.R.S. Employer
File Number       Address; and Telephone Number              Identification No.
-----------       -----------------------------              ------------------

333-21011         FIRSTENERGY CORP.                              34-1843785
                  (An Ohio Corporation)
                  76 South Main Street
                  Akron, Ohio  44308
                  Telephone (800)736-3402




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Item 5.  Other Events

     On March 15, 2002, FirstEnergy Corp. finalized the terms of a previously announced agreement through which Aquila, Inc. (formerly UtiliCorp United) will acquire a 79.9 percent economic interest in FirstEnergy's wholly owned Avon Energy Partners Holdings subsidiary, the holding company for Midlands Electricity plc, for a purchase price of $264 million. As a result of this transaction, Avon's debt of approximately $1.7 billion, which is non-recourse to FirstEnergy, would no longer be included on FirstEnergy's consolidated balance sheet. The transaction is subject to the receipt of all applicable regulatory approvals.

     Aquila and FirstEnergy together will own all of the outstanding shares of Avon Energy Partners Holdings through a jointly owned subsidiary, with each company having a 50-percent voting interest. Midlands Electricity's assets include its 38,000-mile electric distribution network, an investment in the 1,875-megawatt Teesside Power generating plant in the United Kingdom, and investments in other energy businesses.

     Under the revised terms of the Purchase and Sale Agreement, Aquila will acquire a 79.9% economic interest in Avon in exchange for a $150 million payment at closing and six annual payments of $19 million, guaranteed by Aquila at the holding company level, commencing on the first anniversary of the closing. FirstEnergy will retain ownership of the remaining 20.1% interest in Avon. FirstEnergy and Aquila will form a new joint venture entity with Class "A", Class "B" and Class "C" shares. The A Shares, owned by Aquila, will represent a 79.9% economic interest and have a 50% voting interest in the entity. The B and C Shares, both owned by FirstEnergy, will represent a 20.1% economic interest and the B shares will have a 50% voting interest in the entity.

     Terms of the agreement provide that Aquila has certain rights of first refusal with respect to FirstEnergy's transfer of its ownership interest.

     The restructured Purchase and Sale Agreement provides an acceptable financial outcome for FirstEnergy. FirstEnergy estimates that the dilutive earnings impact of the revised sale terms is approximately $0.11 per share, the same as it was in the previously announced agreement. FirstEnergy's estimated income associated with its 20.1% ownership is expected to offset the reduction in securities retirements due to the reduced up-front cash sale proceeds. More importantly, the restructured sale allows FirstEnergy to largely accomplish its strategic objectives of divesting non-core assets and strengthening its balance sheet through debt retirements.


Item 7.  Exhibits

Exhibit No.                               Description
-----------                               -----------

   99 Press Release of FirstEnergy Corp. announcing the agreement to sell 79.9% of Avon Energy Partners Holdings in the United Kingdom to Aquila, Inc. (formerly UtiliCorp United Inc.).



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                                    SIGNATURE





              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



March 18, 2002










                                             FIRSTENERGY CORP.
                                                 Registrant



                                          /s/  Harvey L. Wagner
                                    ---------------------------------------
                                               Harvey L. Wagner
                                         Vice President and Controller



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